Exhibit - A

                           LAWTER INTERNATIONAL, INC.
                     990 Skokie Blvd., Northbrook, IL 60062
                                 (708) 498-4700


FOR IMMEDIATE RELEASE
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(For further information, please contact Mr. Richard D. Nordman, President)




                           LAWTER INTERNATIONAL, INC.

                           ACQUIRES CREMONA RESINE SpA

     Northbrook, Illinois -- June 30, 1994 -- Lawter International, Inc. today announced that the Company has acquired Cremona Resine SpA for an undisclosed amount.

     Cremona Resine SpA, headquartered in Cremona, Italy, is engaged in the manufacture and sale of specialty chemicals, predominantly synthetic resins for publication gravure inks to the graphic arts industry.

     Lawter International, Inc., a specialty chemical company, with 24 facilities in 15 countries throughout the world is a major manufacturer and distributor of printing ink vehicles, ink additives, synthetic resins,

fluorescent colors and themographic products to the graphic arts and other industries.

     Lawter management believes that this acquisition provides the Company with new technology and new markets.